 Exhibit 99.1

Press Release

Vuzix Reports Second Quarter 2022 Results

ROCHESTER, N.Y., August 9, 2022 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its second quarter results for the period ended June 30, 2022.

“Despite the macro challenges that persisted throughout our second quarter, we were able to achieve both sequential and modest year-over-year product sales growth,” said Paul Travers, President and CEO. “More importantly, we continued to make steady progress in our pursuit of larger product deployments with many enterprise accounts, especially within warehousing and logistics as well as healthcare. At the same time, we continued to execute on opportunities to expand and strengthen our global sales channel in select regions. On the OEM side of our business, we are seeing growing interest in our waveguide and display engine solutions from both new and existing customers across the defense, consumer and enterprise sectors.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended June 30, 2022 and 2021, respectively:

	For Three Months Ended June 30
	($000s except per share amounts)
	2022	2021
Sales:
Sales of Products	$2,899	$2,834
Sales of Engineering Services	109	83

Total Sales	3,008	2,917

Total Cost of Sales	2,582	2,337

Gross Profit	426	579
Gross Profit %	14%	20%

Operating Expenses:
Research and Development	2,996	2,724
Selling and Marketing	1,851	1,349
General and Administrative	5,040	5,181
Depreciation and Amortization	540	502
Impairment of Patents and Trademarks	-	31

Total Operating Expenses	10,427	9,787

Loss from Operations	(10,001)	(9,207)

Total Other Income (Expense)	(21)	(38)

Net Loss	(10,022)	(9,245)

Loss per Common Share	$(0.16)	$(0.15)

Second Quarter 2022 Financial Results

For the three months ended June 30, 2022, total revenues increased by 3% to $3.0 million versus $2.9 million for the comparable period in 2021. Sales of Vuzix smart glasses products and engineering services were relatively unchanged in the period.

There was an overall gross profit of $0.4 million or 14% of revenues for the three months ended June 30, 2022 as compared to $0.6 million or 20% for the same period in 2021. The decrease was largely due to a higher level of sales discounts on a large unit volume sale and negative foreign exchange impacts from our non-US dollar denominated sales.

Research and Development (R&D) expense was $3.0 million for the three months ended June 30, 2022 compared to $2.7 million for the comparable 2021 period, an increase of approximately 10%. The rise in R&D expense was largely due to increases in external development expenses related to Shield smart glasses and salary and benefits expenses.

Selling and Marketing expense was $1.9 million for the three months ended June 30, 2022, versus $1.3 million the comparable 2021 period, an increase of approximately 37%. The rise was primarily due to increases in salary and benefits expenses due to headcount increases.

General and Administrative expense for the three months ended June 30, 2022 was $5.0 million versus $5.2 million for the comparable 2021 period, a decrease of approximately 3%. The decline was primarily due to lower shareholder and IR related expenses.

The net loss for the three months ended June 30, 2022 was $10.0 million or $0.16 cents per share versus a net loss of $9.2 million or $0.15 for the same period in 2021.

The net cash operating loss after adding back non-cash items for the second quarter of 2022 was $5.5 million as compared to a loss of $4.6 million for the second quarter of 2021. As of June 30, 2022, the Company maintained cash and cash equivalents of $100.6 million and an overall working capital position of $109.1 million.

Management Outlook

“Notwithstanding the challenging supply chain and economic environments that remain in place, our outlook for the balance of 2022 continues to be positive with the expectation that our second half revenue will see further growth. Enterprise adoption of our smart glasses is poised to accelerate with larger orders anticipated from repeat and, in some cases, very large new customers that should ultimately represent significant units and dollar values. These major customers, with which we are already engaged and shipping to, remain committed to deploying Vuzix smart glasses in larger numbers and we believe it is now just a matter of when, and not if, for all of them,” said Mr. Travers.

“Our OEM business is no less exciting in terms of the engagements already underway and the numerous new opportunities appearing regularly. Our OEM revenue in the second half of 2022 is expected to experience strong growth as we begin to leverage the investments that we have already made in our core technology and OEM platform. The significant improvements we have made in our waveguide performance and quality and our ability to manufacture in volume and at very competitive price points has opened and will continue to open new doors with consumer OEM customers. And on the defense side, the expiration of our non-compete and unique status as a US-based manufacturer and supplier of waveguides, ideally positions us to readily engage with any US or allied defense and homeland defense forces around the world,” concluded Mr. Travers.

Conference Call Information

Date: Tuesday, August 9, 2022

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=q6sCimQK

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended June 30, 2022.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 9, 2022, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13731800.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 247 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2022 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com